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                 [LETTERHEAD OF PEAT MARWICK LLP APPEARS HERE]


                                                                   EXHIBIT 23.3

The Board of Directors
Physician Corporation of America:

  We consent to the inclusion of our report dated March 29, 1996, with respect to the consolidated balance sheets of Physicians First, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the Form S-4 of FPA Medical Management, Inc. dated June 14, 1996.

                                          KPMG Peat Marwick LLP

Miami, Florida

October 4, 1996